EXHIBIT 10.33
Loan Agreement
between
Badger Anchor Holdings, LLC
and
Anchor Bancorp Wisconsin Inc.
dated as of December 1, 2009

ii

EXHIBITS:
A     Form of Note
B     Form of Pledge and Security Agreement
C     Form of Opinion of Borrower’s Counsel
D     Form of Quarterly Compliance Certificate
DISCLOSURE SCHEDULES:

iii

LOAN AGREEMENT
     This LOAN AGREEMENT (this “Agreement”) is dated as of December 1, 2009 and is made by and between ANCHOR BANCORP WISCONSIN INC., a Wisconsin corporation (“Borrower”), and BADGER ANCHOR HOLDINGS, LLC, a Delaware limited liability company (“Lender”).
R E C I T A L S:
     A. Borrower is a bank holding company that owns 100% of the issued and outstanding capital stock of Anchor Bank, fsb, a federally chartered savings bank with its main office located in Madison, Wisconsin (“Bank”), and 100% of the issued and outstanding capital stock of Investment Directions, Inc., a Wisconsin corporation engaged in real estate development (“IDI”). The issued and outstanding capital stock of Bank and IDI, collectively, may be referred to as the “Pledged Subsidiary Shares”.
     B. Borrower has requested that Lender provide it with a term loan in the aggregate principal amount of $110 million (the “Loan”).
     C. Borrower and Lender have entered in that certain Stock Purchase Agreement, dated of even date herewith (the “Stock Purchase Agreement”), whereby Borrower has agreed to issue and sell to Lender, and Lender has agreed to purchase from Borrower, up to $290 million of Common Stock, subject to certain terms and conditions including, among other things, (i) the receipt of necessary approvals from the appropriate Governmental Agencies (defined below), (ii) the receipt of necessary approvals from Borrower’s shareholders to effect the transactions contemplated thereby, (iii) the execution of agreements providing for the retirement by Borrower of all of its currently outstanding holding company debt at a settlement amount and on other terms and conditions that are completely satisfactory to Lender, in its sole discretion, (iv) the execution of agreements providing for the exchange or the redemption, on terms and conditions that are completely satisfactory to Lender, in its sole discretion, of the preferred stock and warrants issued to the U.S. Department of the Treasury in connection with Borrower’s participation in the Capital Purchase Program; and (v) the closing of the purchase and sale of the Common Stock pursuant to the Stock Purchase Agreement.
     D. Lender is willing to lend to Borrower an aggregate principal amount of $110 million under the Loan in accordance with the terms, subject to the conditions and in reliance on the recitals, representations, warranties, covenants and agreements set forth herein and in the other Loan Documents (as defined below).
     E. The proceeds from the Loan shall be used by Borrower to contribute additional capital to the Bank.
     THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

A G R E E M E N T:
1. DEFINITIONS.
     1.1. Defined Terms. The following capitalized terms generally used in this Agreement and in the other Loan Documents shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.
     “Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with, said Person, and their respective Affiliates, members, shareholders, directors, officers, employees, agents and representatives.
     “Agreement” has the meaning ascribed to such term in the preamble hereto.
     “Assignee Lender” has the meaning ascribed to such term in Section 9.2.
     “Bank” has the meaning ascribed to such term in the recitals hereto.
     “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended or recodified.
     “Board of Directors” means the board of directors of Borrower.
     “Borrower” has the meaning ascribed to such term in the preamble hereto.
     “Borrower’s Accountant” means McGladrey & Pullen, LLP, or such other nationally recognized firm of certified public accountants selected by Borrower as shall from time to time audit Borrower’s consolidated financial statements.
     “Borrower’s Liabilities” means Borrower’s obligations under this Agreement, the Note and any other Loan Documents.
     “Borrowing Date” means the date the principal amount is disbursed.
     “Business Day” means a day of the week other than a Saturday, Sunday or a legal holiday under the laws of the State of Wisconsin or any other day on which banking institutions located in Wisconsin are authorized or required by law or other governmental action to close. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
     “Closing” has the meaning ascribed to such term in Section 2.5.
     “Code” shall mean the Internal Revenue Code of 1986, as amended or recodified.
     “Code Provisions” has the meaning ascribed to such term in Section 8.1.1.16.
     “Collateral” means all the property (including all tangible and intangible property) in which the Collateral Documents grant (or purport to grant) Lender a security interest.
     “Collateral Documents” means the Pledge and Security Agreement and such other certificates, documents, and instruments entered into or delivered in connection with or relating to the Collateral.
     “Common Stock” means Borrower’s shares of common stock, $0.10 par value per share.

     “Conversion Price” means the lowest of: (i) $0.60 per share; and (ii) the per share tangible book value of Borrower, determined in accordance with GAAP, as of the last day of the most recently completed month preceding the month in which the Note is converted into shares of Common Stock pursuant to Section 2.8.
     “Default Rate” has the meaning ascribed to such term in Section 2.6.3.
     “Depository Institution Subsidiary” means any Subsidiary of Borrower that is a depository institution having as its primary federal regulator the OTS, FDIC or FRB.
     “Disbursement” has the meaning ascribed to such term in Section 3.1.
     “Disclosure Schedule” means, in aggregate, the disclosures contemplated herein as included in the Disclosure Schedule, which has been delivered in connection with the execution of this Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified.
     “Event of Default” has the meaning ascribed to such term in Section 8.1.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended or recodified.
     “Existing Loan Agreement” means that certain Amended and Restated Credit Agreement, dated June 9, 2008, and as subsequently amended, by and between Borrower and U.S. Bank National Association, as administrative agent of the lenders.
     “FDI Act” means the Federal Deposit Insurance Act, as amended or recodified.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Financial Statements” has the meaning ascribed to such term in Section 4.5.
     “FRB” means the Board of Governors of the Federal Reserve System.
     “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
     “Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency including, without limitation, the OTS, the FDIC and the FRB.
     “Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.
     “Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive

Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.
     “IDI” has the meaning ascribed to such term in the recitals hereto.
     “Indebtedness” means and includes: (a) all items arising from the borrowing of money that, according to GAAP now in effect, would be included in determining total liabilities as shown on the consolidated balance sheet of Borrower; (b) all obligations secured by any lien in property owned by Borrower or any Subsidiary whether or not such obligations shall have been assumed, other than a mortgage of or other lien in property to be used as a branch location of Bank or any other Depository Institution Subsidiary of Borrower; (c) all guaranties and similar contingent liabilities with respect to obligations of others; (d) obligations to purchase or repurchase assets sold to or held by third parties; and (e) all other obligations (including, without limitation, letters of credit) evidencing obligations to others; provided, however, Indebtedness shall not include (i) Borrower’s Liabilities, (ii) endorsement for collection or deposit of any commercial paper secured in the ordinary course of business, (iii) obligations of Borrower or any of its Subsidiaries for taxes, assessments, municipal or other governmental charges, (iv) obligations of Borrower or any of its Subsidiaries for accounts payable incurred in the ordinary course of business, (v) liabilities existing on the date hereof that are reflected in the balance sheet included with the September 30, 2009 Financial Statements referred to in Section 4.5, and (vi) deposits or other indebtedness incurred in the ordinary course of business and in accordance with safe and sound banking practices and applicable laws and regulations, including, without limitation, brokered certificates of deposit, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities and repurchase agreements (both with customers of its Depository Institution Subsidiaries and with other parties).
     “Instructions” means disbursement instructions given by Borrower to Lender specifying the manner in which proceeds of the Loan should be disbursed at Closing.
     “Interest Payment Date” has the meaning ascribed to such term in Section 2.6.2.
     “Lender” has the meaning ascribed to such term in the preamble hereto.
     “Lender’s Representatives” means those of Lender’s directors, officers, employees and professional advisors engaged to advise Lender with respect to this Agreement and the transactions contemplated hereunder who have a reasonable need to know the information in question and who agree to maintain the confidentiality of the information in question except as required otherwise by law or regulation.
     “LIBOR” means that rate of interest (rounded upward, if necessary, to the next 1/100 of 1%), quoted by Bloomberg as the three-month London Inter-Bank Offered Rate for deposits in U.S. Dollars on the applicable date.
     “Loan Documents” means those documents and instruments (including, without limitation, all agreements, instruments and documents, including, without limitation, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower in connection with this Agreement and the Loan) entered into or delivered in connection with or relating to the Loan, including the Collateral Documents and any other documents listed on the schedule of closing documents prepared in connection with the Closing.
     “Loan” has the meaning ascribed to such term in the recitals hereto.
     “Loan Review Firm” has the meaning ascribed to such term in Section 3.2.2.
     “Market Price of Common Stock” means the market price of Common Stock as reported by the Nasdaq Stock Market and calculated on a 20-day trailing average as of the end of the day prior to the relevant measurement date.
     “Maturity Date” means December 31, 2014.
     “NASDAQ Stock Market” means The NASDAQ Stock Market LLC.
     “Nonperforming Assets” has the meaning ascribed to such term in Section 7.5.2.
     “Note” means Note as amended, restated, supplemented or modified from time to time, and each note delivered in substitution or exchange for any of such Notes and, where applicable, shall include the singular as well as the plural.
     “OTS” means the Office of Thrift Supervision, a bureau of the United States Treasury Department.
     “PBGC” has the meaning ascribed to such term in Section 5.2.4.
     “Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.
     “PIK Interest Amount” has the meaning ascribed to such term in Section 2.6.2.
     “Plan” has the meaning ascribed to such term in Section 5.2.4.
     “Pledge Agreement” means a Pledge and Security Agreement dated as of the Borrowing Date between Borrower and Lender in the form attached as Exhibit B hereto (as amended, restated, supplemented or modified from time to time), pursuant to which the Pledged Subsidiary Shares, together with any other collateral listed on an appendix thereto, are pledged to Lender.
     “Pledged Subsidiary Shares” has the meaning ascribed to such term in the recitals hereto.
     “Potential Event of Default” means an event or circumstance that with the passage of time, the giving of notice or both could become an Event of Default.
     “Reserve for Loan and Lease Losses” has the meaning ascribed to such term in Section 7.5.4.
     “RICO Related Law” means the Racketeer Influenced and Corrupt Organizations Act of 1970 or any other federal, state or local law for which forfeiture of assets is a potential penalty.
     “SEC” means the Securities and Exchange Commission of the United States of America.

     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiary” means Bank, IDI and (i) any corporation, at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by Borrower or by one or more of its Subsidiaries, (ii) any general partnership, joint venture or similar entity, at least a majority of the outstanding partnership or similar interests of which shall at the time be owned by Borrower or by one or more of its Subsidiaries, (iii) any limited partnership of which Borrower or any of its Subsidiaries is a majority general partner and (iv) any limited liability company, at least a majority of the outstanding voting membership interests of which are held by Borrower or one or more of its Subsidiaries.
     “Term Loan” has the meaning ascribed to such term in the recitals hereto.
     “Term Loan Converted Shares” has the meaning ascribed to such term in Section 2.8.
     “Note” means a promissory note in the form attached as Exhibit A hereto in the principal amount of $110 million, as amended, restated, supplemented or modified from time to time and each note delivered in substitution or exchange for such note.
     “Total Loan Outstanding” has the meaning ascribed to such term in Section 7.5.5.
     “Treasury” means the United States Department of the Treasury.
     “UCC” shall mean the Uniform Commercial Code as enacted in the State of Wisconsin, as amended or recodified.
     “U.S. Treasury” has the meaning ascribed to such term in Section 4.2.
          1.2. Certain UCC and Accounting Terms; Interpretations. Except as otherwise defined in this Agreement or the other Loan Documents, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefor (if any) in the UCC. Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be reasonable fees and expenses of Lender’s outside counsel and of any other third-party experts or consultants engaged by Lender’s outside counsel on Lender’s behalf. All references to any Loan Document shall be deemed to be to such document as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

     1.3. Exhibits and Schedules Incorporated. All exhibits and schedules attached hereto or referenced herein, are hereby incorporated into this Agreement.
2. CREDIT FACILITIES.
     2.1. The Loans. Lender agrees to extend to Borrower a Term Loan in the aggregate principal amount of $110 million in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Note and the other Loan Documents. The entire principal amount of Term Loan shall be borrowed on the Borrowing Date. The principal amount of the Term Loan shall bear interest per annum at a rate equal to the greater of: (i) 6.50%; and (ii) LIBOR plus 500 basis points. The unpaid principal balance plus all accrued but unpaid interest on Term Loan shall be due and payable on (i) the Maturity Date, (ii) such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of Note and this Agreement or (iii) the date on which Lender converts Note into shares of Common Stock, as set forth in Section 2.8.1.
     2.2. The Note. The Loan shall be evidenced by Note.
     2.3. Maturity Date. On the Maturity Date, all sums due and owing under this Agreement and the other Loan Documents with respect to the Loan shall be repaid in full, provided, however, that Lender may elect to convert the outstanding principal and interest owed under the Note into shares of Common Stock as set forth in Section 2.8. Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the terms of the Loan past its Maturity Date, unless Borrower and Lender hereafter specifically otherwise agree in writing.
     2.4. Collateral. Borrower’s Liabilities shall be secured by the collateral pledged pursuant to the Pledge Agreement.
     2.5. The Closing. The funding of the Loan (the “Closing”) will occur at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, counsel to Lender, at 200 West Madison Street, Suite 3900, Chicago, Illinois at 9:30 a.m. on the date of Closing, or at such other place or time or on such other date as the parties hereto may agree, by disbursing the proceeds of the Loan in accordance with any Instructions received at least one Business Day prior to Closing.
     2.6. Interest Rates.
          2.6.1. Interest Rates. The amounts borrowed under the Note shall bear interest per annum as set forth in Section 2.1. For purposes of determining the interest rate on the Note, LIBOR shall be determined as of the first Business Day following an interest payment date and shall continue until the next interest payment date; provided, however, that for the period between the date on which the Disbursement is made and the first interest payment date, LIBOR shall be determined as of the date on which the Disbursement is made.
          2.6.2. Interest Payments. Subject to Section 2.6.3 hereof, interest accrued on the outstanding amount of each Loan shall be payable by Borrower in arrears on the last day of each March, June, September and December (each, an “Interest Payment Date”), commencing on the first such Interest Payment Date following the Closing and ended on the Maturity Date. Notwithstanding the foregoing, Borrower may, at its option, pay a portion of the interest payable on an Interest Payment Date by issuing to Lender shares of Common Stock in lieu of cash, provided, however, that at each Interest Payment Date Borrower shall pay an amount of interest payable in cash equal to or greater than (i) the outstanding principal amount of the Loan multiplied by (ii) 5.00% (the “Cash Interest Amount”). The amount of interest payable on an Interest Payment Date that may be paid in shares of Common Stock in lieu of cash shall equal (i) the total interest payment due and payable minus (ii) the Cash Interest Amount (the “PIK Interest Amount”). If Borrower elects to pay a portion of the interest payable on an Interest Payment Date through the issuance to Lender of shares of Common Stock, the number of shares of Common Stock to be issued shall equal (i) the PIK Interest Amount, divided by (ii) the lowest of (A) $0.60 per share, (B) the per share tangible book value of Borrower, determined in accordance with GAAP, as of the last day of the quarter ending on the relevant Interest Payment Date and (C) the Market Price of Common Stock.
          2.6.3. Default Interest. Notwithstanding the rates of interest and the payment dates specified in this Section 2.6, effective immediately upon the occurrence and during the continuance of any Event of Default, the principal balance of the Loan then outstanding and, to the extent permitted by applicable law, any interest payments not paid within 10 days after the same becomes due shall bear interest payable upon demand at a rate which is 300 basis points per annum in excess of the rate of interest otherwise payable pursuant to this Section 2.6 (the “Default Rate”). In addition, all other amounts due Lender (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents, if not paid within five Business Days after becoming due or, in the event no time period is expressed, if not paid within five Business Days after written notice from Lender that the same has become due, shall thereafter bear interest at the foregoing Default Rate. Finally, any amount due on a Maturity Date which is not then paid shall also bear interest thereafter at the Default Rate.
          2.6.4. Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest, the date of funding shall be included and the date of payment shall be excluded; provided, however, that if any funding is repaid on the same day on which it is made, one day’s interest shall be paid thereon. The parties hereto intend to conform strictly to applicable usury laws as in effect from time to time during the terms of the Loan. Accordingly, if the transaction contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement or the Note, Borrower and Lender agree that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under or in connection with this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to Borrower by Lender (or if such consideration shall have been paid in full, such excess refunded to Borrower by Lender).
     2.7. Payments.
          2.7.1. Prepayment. Prior to January 1, 2013, Borrower may not prepay any principal amount outstanding under the Note. On or after January 1, 2013, Borrower may, upon at least ten Business Day’s notice to Lender, prepay, without penalty, the aggregate principal amount outstanding under the Note, by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to but excluding the date of prepayment. This right to prepayment is subject to Lender’s right to convert the principal amount outstanding under the Note into shares of Common Stock as described in Section 2.8 hereof.
          2.7.2. Manner and Time of Payment. Except as set forth in Section 2.6.2, all payments of principal, interest and fees hereunder payable to Lender shall be made, without condition or reservation of right and free of set-off or counterclaim, in U.S. dollars and by wire transfer (pursuant to Lender’s written wire transfer instructions) of immediately available funds delivered to Lender not later than 11:00 a.m. (Chicago time) on the date due. Funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.

          2.7.3. Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time (but not such next succeeding Business Day) shall be included in the computation of the payment of interest hereunder.
          2.7.4. Application of Payments. All payments received by Lender from or on behalf of Borrower shall first be applied to amounts due to Lender to pay Lender’s fees and reimburse Lender’s costs and expenses, including those pursuant to Section 6.3 or 8.5 of this Agreement, second to accrued interest under the Note, provided, however, that after the date on which the final payment of principal with respect to the Loan is due or following and during any Event of Default, all payments received on account of Borrower’s Liabilities shall be applied, in whatever order, combination and amounts as Lender, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing to Lender. No amount paid on any of the Note may be reborrowed.
     2.8. Conversion. At the sole election of Lender, Lender may at any time convert the outstanding principal of the Note, together with any accrued but unpaid interest thereon, into shares of Common Stock (“Term Loan Converted Shares”). The number of Term Loan Converted Shares shall equal the quotient obtained by dividing (i) the outstanding principal of Term Loan, together with any accrued but unpaid interest thereon, by (ii) the Conversion Price. For each fractional share, cash will be paid in an amount equal to the product obtained by multiplying (A) the fractional share by (B) the Conversion Price.
          2.8.1. Notice of Conversion. Lender shall provide Borrower written notice of its election to convert a Note at least three (3) Business Days prior to the date of conversion.
          2.8.2. Treatment of Interest. At the time of any conversion, all interest accrued but unpaid to Lender through the date of conversion shall be due and payable to Lender on the date of conversion.
     2.9. Loan Origination Fee. At the Closing, Borrower shall pay to Lender a one-time fee equal to one-half percent (0.5%) of the aggregate principal amount of the Loans.
3. DISBURSEMENT.
     3.1. Disbursement. At such time as all of the terms and conditions set forth in Section 3.2 have been satisfied by Borrower and Borrower has executed and delivered to Lender each of the Loan Documents and any other related documents in form and substance satisfactory to Lender, in its sole and absolute discretion, Lender shall disburse to Borrower an amount equal to $110 million (the “Disbursement”).
          3.1.1. Borrower Termination Right. Prior to any Disbursement of funds by Lender to Borrower pursuant to Section 3.1, Borrower may terminate this Agreement by delivering to Lender (a) a written notice of such termination and (b) a termination fee of $7.5 million.
          3.1.2. Certain Costs and Expenses. In the event Borrower fails to satisfy the disbursement conditions or Borrower terminates the Agreement pursuant to Section 3.2, Borrower nevertheless shall pay all costs and expenses incurred by Lender in connection with the transactions contemplated herein promptly upon receipt of an invoice from Lender, and this Agreement shall terminate.

     3.2. Conditions Precedent to Disbursement; Related Delivery Obligations. In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, prior to and as a condition of the Disbursement:
          3.2.1. Satisfaction of Closing Conditions to the Stock Purchase Agreement. All of the closing conditions set forth in the Stock Purchase Agreement shall have been satisfied or otherwise waived by the Lender and the transactions contemplated in the Stock Purchase Agreement shall have been consummated.
          3.2.2. Satisfactory Completion of Loan Review. Borrower shall permit Lender and Crowe Horwath LLP (the “Loan Review Firm”) to conduct a comprehensive review and analysis of Borrower’s loan portfolio and other assets on Borrower’s balance sheet in connection with Lender’s pre-Closing due diligence investigation conducted pursuant to Section 1.2 of the Stock Purchase Agreement. Borrower hereby acknowledges and agrees that Lender shall be under no obligation to make all or any portion of the Disbursement pursuant to this Agreement if Lender terminates the Stock Purchase Agreement pursuant to Section 1.2 of the Stock Purchase Agreement.
          3.2.3. Deliveries. Borrower shall deliver or cause to be delivered to Lender each of the following, each of which shall be in form and substance reasonably satisfactory to Lender:
               3.2.3.1. Searches. Such UCC, tax lien and judgment searches as Lender shall determine regarding Borrower pertaining to the jurisdictions (a) in which Borrower is organized and headquartered, and (b) in which the Collateral is located as determined pursuant to Article 9 of the UCC.
               3.2.3.2. Opinions. An opinion of counsel of Borrower in substantially the form attached as Exhibit C and otherwise satisfactory to Lender, dated on or about the date of the Disbursement.
               3.2.3.3. Loan Documents. The Loan Documents, including, without limitation, the Note and the Collateral Documents.
               3.2.3.4. Authority Documents. Copies certified by the appropriate secretary of state or Governmental Agency of (a) the charter of Borrower, (b) the articles of association of Bank and (c) the charter of IDI. A good standing certificate (or its equivalent) for Borrower issued by the Secretary of State of Wisconsin, a certificate of corporate existence for Bank issued by the OTS and a good standing certificate (or its equivalent) for IDI issued by the Secretary of State of Wisconsin. Copies certified by the Secretary or an Assistant Secretary of Borrower of the Bylaws of Borrower, Bank and IDI. Copies certified by the Secretary or an Assistant Secretary of Borrower of resolutions of the board of directors of Borrower authorizing the execution, delivery and performance (including the authority to pledge the Pledged Subsidiary Shares) of this Agreement, the Note and the other Loan Documents. An incumbency certificate of the Secretary or an Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Note and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).
               3.2.3.5. Instructions. The Instructions.

               3.2.3.6. Certain Costs of Lender. Payment of the reasonable costs and expenses incurred by Lender to date, such as Lender’s attorneys’ fees and expenses and other fees and expenses paid or payable to any other parties, in connection with due diligence performed with respect to the Borrower and preparation, documentation and negotiation of the transaction with Borrower, but exclusive of expenses and fees related to any negotiation and/or documentation of rights or interests of the members of Lender between one another, less the $200,000 previously paid by Borrower to Lender pursuant to that certain letter agreement dated September 11, 2009, between Borrower and Badger Investment Partners, LLC, an Affiliate of Lender.
               3.2.3.7. Loan Origination Fee. Payment of the loan origination fee referred to in Section 2.9.
               3.2.3.8. Other Requirements. Such other additional information regarding Borrower, any Subsidiary and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as Lender may reasonably require.
               3.2.3.9. Other Documents. Such other certificates, affidavits, schedules, resolutions, opinions, instruments and/or other documents which are provided for hereunder or as Lender may reasonably request.
          3.2.4. Default. There shall not exist an Event of Default or Potential Event of Default.
          3.2.5. Legislation or Proceedings. There shall not have been any legislation passed or any suit or other proceeding instituted the effect of which is to prohibit, enjoin (or to declare unlawful or improper) or otherwise materially adversely affect, in Lender’s reasonable judgment, Borrower’s performance of its obligations hereunder, nor shall any litigation or governmental proceeding have been instituted or threatened against Borrower or any Subsidiary or any of their officers which, in the reasonable judgment of Lender, would be reasonably likely to materially adversely affect the financial condition, results of operations or business of Borrower and its Subsidiaries taken as a whole.
          3.2.6. Collateral. There shall be no reasonable basis for Lender to believe that any Collateral might be subject to forfeiture under any RICO Related Law or any of the Collateral is subject to any pledge, lien, security interest, charge or encumbrance other than in favor of Lender.
          3.2.7. Material Adverse Change. There shall not have occurred, in Lender’s reasonable judgment, a material adverse change in the financial condition, results of operations or business of Borrower or Bank (including any material adverse change resulting from the Bank’s investment in the common stock of the Federal Home Loan Bank of Chicago) since the date of the Financial Statements; provided, however, that the impact of any of the following shall not be deemed a material adverse change for these purposes: (a) changes in banking and similar laws of general applicability to depository institutions generally or interpretations thereof by Governmental Agencies, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) changes in GAAP or regulatory accounting requirements applicable to depository institutions and their affiliates; and (c) changes in economic conditions or financial market conditions affecting similarly situated depository institutions or depository institution holding companies.
          3.2.8. Representations and Warranties. All representations and warranties of Borrower contained herein or any information set forth in the recitals hereto, shall be true on and as of the date of the Disbursement, with the same effect as though such representations and warranties had been made, or such information had been presented, on and as of such date.

          3.2.9. Approvals. All necessary or appropriate actions and proceedings shall have been taken in connection with, or relating to, the transactions contemplated hereby and all documents incident thereto shall have been completed and tendered for delivery, in substance and form reasonably satisfactory to Lender, including, without limitation, if appropriate in the reasonable opinion of Lender, receipt of evidence of all necessary approvals from Governmental Agencies.
4. GENERAL REPRESENTATIONS AND WARRANTIES. Borrower hereby covenants, represents and warrants to Lender as follows:
     4.1. Organization. Each of Borrower and its Subsidiaries: (a) is duly organized, validly existing and (except for Bank and any other Depository Institution Subsidiary of Borrower that is a federally chartered savings bank) in good standing under the laws of the jurisdiction of its incorporation or formation; (b) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted; and (c) is duly qualified as a foreign bank or corporation and in good standing in all states in which it is doing business, except where it is not required to qualify or where the failure to so qualify would not have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries taken as a whole. Borrower has made payment of all franchise and similar taxes in the State of Wisconsin, and in all of the jurisdictions in which it is qualified to do business, and so far as such taxes are due and payable at the date of this Agreement and not otherwise being contested in good faith. Borrower does not have any Subsidiaries other than those set forth in Schedule 4.1 of the Disclosure Schedule.
     4.2. Capitalization. The authorized capital stock of the Company consists of: (a) 100,000,000 shares of Common Stock, of which, as of the date of this Agreement, (i) 21,689,117 shares are issued and outstanding, (ii) 510,670 shares are reserved for issuance upon exercise of options and other awards granted under the Company’s stock option and incentive plans and (iii) 7,399,103 are reserved for issuance upon exercise of the warrant, dated January 30, 2009, held by the United States Department of the Treasury (the “U.S. Treasury”); and (b) 5,000,000 shares of preferred stock, $0.10 par value per share, of which, as of the date of this Agreement, (i) 100,000 have been designated as Series A Preferred Stock, liquidation preference $100.00 per share, none of which are issued and outstanding, and (ii) 110,000 have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, liquidation preference $1,000.00 per share (“Series B Preferred Stock”), all of which are issued and outstanding and held by the U.S. Treasury. All of the outstanding shares of Common Stock and Series B Preferred Stock have been duly authorized, are validly issued, fully paid and nonassessable and were offered, sold and issued in compliance with all applicable federal and state securities laws and without violating any contractual obligation or any other preemptive or similar rights.
     4.3. Stock of Subsidiaries. All of the capital stock of each of Borrower’s Subsidiaries has been duly authorized and validly issued, and is fully paid and nonassessable. Borrower owns directly or indirectly all of the issued and outstanding capital stock of each of its Subsidiaries free and clear of any claim, lien or other encumbrance, except for the security interest in the capital stock of Bank granted to U.S. Bank National Association and other participating financial institutions pursuant to the Existing Loan Agreement.
     4.4. Use of Proceeds.
          4.4.1. The proceeds of the Loans shall be contributed by Borrower to the capital of Bank.
          4.4.2. Borrower does not own any “margin security” as such term is defined in Regulation U of the FRB. Borrower will not use any part of the proceeds of the Loans: (i) directly or indirectly to purchase or carry any security or reduce or retire any indebtedness originally incurred to purchase any such security within the meaning of Regulation U of the Board; or (ii) so as to involve Borrower in a violation of Regulation T, U or X of the FRB.
     4.5. Financial Statements. Borrower has delivered to Lender copies of its consolidated financial statements, consisting of a balance sheet, statement of income and retained earnings and statement of cash flows, as of and for the year ending March 31, 2009, and as of and for the six months ending September 30, 2009, audited in the case of Borrower’s year end financial statements by Borrower’s certified public accountants (the “Financial Statements”). The Financial Statements are true and correct in all material respects, are in accordance with the respective books of account and records of Borrower and have been prepared in accordance with GAAP, or applicable banking rules and regulations, as the case may be, applied on a basis consistent with prior periods, and fairly and accurately present the consolidated financial condition of Borrower and its Subsidiaries and its and their respective assets and liabilities and results of operations as of such date. The Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower and each of its Subsidiaries in accordance with GAAP or applicable banking rules and regulations, as the case may be.
     4.6. Title to Properties.
          4.6.1. Borrower and its Subsidiaries have good and marketable fee title to all real property, and good and marketable title to all other property and assets reflected in the latest balance sheet included as part of the Financial Statements or purported to have been acquired by Borrower or its Subsidiaries subsequent to such date, except (a) real property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Borrower or its Subsidiaries, as the case may be, (b) property or other assets leased by Borrower or its Subsidiaries, and (c) property and assets sold or otherwise disposed of subsequent to the date of such balance sheet. Except for properties and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Borrower or any Subsidiary and properties or other assets leased by Borrower or any Subsidiary, and except as disclosed in the Financial Statements, all material property and assets of any kind (real or personal, tangible or intangible) of Borrower and each of its Subsidiaries are free from any material liens, encumbrances or defects in title.
          4.6.2. Except as reflected in the Financial Statements, none of the assets or property the value of which is reflected in the latest balance sheet that is included as part of the Financial Statements is held by Borrower or any of its Subsidiaries as lessee under any lease, or as conditional vendee under any conditional sales contract or other title retention agreement. Borrower and each of its Subsidiaries enjoy peaceful and undisturbed possession under all of the material leases under which they are operating, all of which permit the customary operations of Borrower and each of its Subsidiaries. None of Borrower or any of its Subsidiaries in default and, to Borrower’s knowledge, no event has occurred which with the passage of time or the giving of notice, or both, would reasonably be expected to constitute a default under any such lease, except for any default or potential default which would not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries taken as a whole.
     4.7. Legal and Authorized. The borrowing of the maximum principal amounts of the Loans, the execution and performance of this Agreement, the Note, the Pledge Agreement and the other Loan Documents and compliance by Borrower with all of the provisions of this Agreement and of the other Loan Documents are within the corporate powers of Borrower. Each of this Agreement, the Note, the Pledge Agreement and the other Loan Documents has been duly authorized, executed and delivered and is the legal, valid and binding obligation of Borrower, and is enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.
     4.8. No Defaults or Restrictions. Neither the execution, delivery or performance by Borrower of any of the Loan Documents, nor compliance by it with the terms and provisions hereof or thereof: (a) will contravene any provision of any applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality; (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject; or (c) will violate any provision of the charter or bylaws of Borrower or the organizational documents, charter or bylaws of any of its Subsidiaries, except in the case of (a), (b) or (c), any such contravention, conflict, breach, default, lien or violation which would not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole, or which would not prevent Borrower from fulfilling its obligations under the Loan Documents in any material respect. Neither Borrower nor any of its Subsidiaries is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its properties may be bound or affected, which default would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole.
     4.9. Governmental Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date of this Agreement or pursuant to the Stock Purchase Agreement), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with: (a) the execution, delivery and performance by Borrower of this Agreement, the Note, the Pledge Agreement or any of the other Loan Documents; or (b) the legality, validity, binding effect or enforceability of any of the Loan Documents.
     4.10. Taxes. Each of Borrower and its Subsidiaries has filed and will continue to file all tax returns required to be filed by it and has paid and will pay all income taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established. Each of Borrower and its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of Borrower) for the payment of, all federal and state income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof. Borrower has no knowledge of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service or any other taxing authority with respect to any tax liability of Borrower or any of its Subsidiaries.
     4.11. Compliance with Law. Each of Borrower and its Subsidiaries is and will continue to be in material compliance with all applicable statutes, regulations and orders of, and all applicable material restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliance as would not, in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries taken as a whole.
     4.12. Employee Benefit Plans. All employee benefit plans, as defined in Section 3(3) of ERISA, established or maintained by Borrower or any of its Subsidiaries or to which any of them contributes, are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable material requirements (including qualification and non-discrimination requirements in effect) of the Code, for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. For purposes of this Section, non-compliance with the Code and ERISA is material if such non-compliance would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries taken as a whole.
     4.13. No Material Adverse Change. Except as listed on Schedule 4.13, Since March 31, 2009, none of the business, operations, properties or assets of Borrower and its Subsidiaries taken as a whole has been materially and adversely affected in any way as the result of any act or event, including fire, explosion, accident, act of God, strike, lockout, flood, drought, storm, earthquake, combination of workers or other labor disturbance, riot, activity of armed forces or of the public enemy, embargo, or nationalization, condemnation, requisition or taking of property, or cancellation or modification of contracts, by any domestic or foreign government or any instrumentality or agency.
     4.14. Regulatory Actions. Except as listed on Schedule 4.14, Neither Borrower nor any of its Subsidiaries, nor any of the officers or directors or any of them, is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are any such restrictions to the knowledge of Borrower threatened or agreements, memoranda or commitments being sought by any Governmental Agency.
     4.15. Hazardous Materials. Neither Borrower nor any of its Subsidiaries is in material violation of any applicable statute, regulation, ordinance or policy of any governmental entity relating to the ecology, human health, safety or the environment and, to Borrower’s knowledge, no Hazardous Material is located on any real property owned or leased by Borrower or any of its Subsidiaries or has been discharged from or to, or penetrated into, any real property (or surface or subsurface rivers or streams crossing or adjoining any real property) owned or leased by Borrower or any of its Subsidiaries or the aquifer underlying any real property owned or leased by Borrower or any of its Subsidiaries.
     4.16. Pending Litigation. Except as listed on Schedule 4.16, there are no actions, suits, proceedings or written agreements pending, or, to the best knowledge of Borrower, threatened, against Borrower or any of its Subsidiaries at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign. To the best knowledge of Borrower, nothing disclosed on Schedule 4.16 would, if adversely determined, be reasonably expected to have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries taken as a whole; and none of Borrower nor any of its Subsidiaries is in default with respect to any material order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign.
     4.17. Controls and Procedures. Borrower (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Borrower, including its subsidiaries, is made known to the chief executive officer and the chief financial officer of Borrower by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Borrower’s Accountant and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Borrower’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Borrower’s internal controls over financial reporting.
     4.18. Anti-takeover Provisions Not Applicable. The Board of Directors has taken or will take all necessary action to ensure that the transactions contemplated by this Agreement will be deemed approved by the Board of Directors for the purposes of Section 180.1143 of the Wisconsin Business Corporation Law.
     4.19. Investment Company Act. None of Borrower or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     4.20. No Misstatement of Material Fact. No information, exhibit, report or document furnished by Borrower to Lender in connection with the negotiation or execution of this Agreement or any of the other Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading when taken as a whole, all as of the date when furnished to Lender.
     4.21. Representations and Warranties Generally. The representations and warranties set forth in this Agreement or in any other Loan Document will be true and correct on the date of this Agreement and as otherwise provided herein with the same force and effect as if made on each such date. All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding Lender’s review of any documents or materials delivered by Borrower to Lender pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf (and Borrower hereby acknowledges such reliance by Lender in making the Loans and all disbursements thereunder) and, furthermore, shall survive the making of any or all of the disbursements of proceeds under the Loans and continue in full force and effect as long as there remains unperformed any obligations to Lender hereunder or under any of the other Loan Documents.
5. GENERAL COVENANTS, CONDITIONS AND AGREEMENTS. Borrower hereby further covenants and agrees with Lender as follows:
     5.1. Negative Covenants. Borrower agrees that until (i) it satisfies all of its obligations to Lender, including its obligations to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement, the Note, the Pledge Agreement and the other Loan Documents or (ii) the Note is fully converted pursuant to Section 2.8, it shall not take any of the actions set forth below in this Section 5.1, nor permit any of its Subsidiaries to take any of the following actions, without the prior written consent of Lender.
          5.1.1. Indebtedness. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, directly or indirectly, create, assume, incur or have outstanding any Indebtedness, including, without limitation, incur any indebtedness under the Existing Loan Agreement.
          5.1.2. Encumbrances. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, directly or indirectly, create, assume, incur or suffer or permit to exist any mortgage, pledge, encumbrance, security interest, assignment, lien or charge of any kind or character upon any asset of Borrower or any Subsidiary, whether owned at the date hereof or hereafter acquired except:

               5.1.2.1. mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar liens arising in the ordinary course of business with respect to obligations which are not liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings in such a manner as not to make the property forfeitable;
               5.1.2.2. mortgages, liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, other than for property to be used for a branch office of Bank or any other Depository Institution Subsidiary of Borrower, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
               5.1.2.3. liens arising out of judgments or awards against Borrower with respect to which it shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;
               5.1.2.4. pledges or deposits to secure obligations under worker’s compensation laws or similar legislation;
               5.1.2.5. good faith deposits in connection with lending contracts or leases to which Borrower is a party;
               5.1.2.6. deposits to secure public or statutory obligations of Borrower;
               5.1.2.7. liens existing on the date hereof; and
               5.1.2.8. liens and security interests granted to Lender.
          5.1.3. Transfer; Merger; Change-in-Control Transaction. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, directly or indirectly, merge, consolidate, sell, transfer, lease, encumber or otherwise dispose of all or a substantial part of its property or business or all or any substantial part of its assets, or sell or discount (with or without recourse) any of its notes or accounts, except (i) for the sale of loans, securities or other assets by Borrower or any of its Subsidiaries in the ordinary course of business, (ii) for the merger of Borrower with any of its Subsidiaries or the merger of any Subsidiary of Borrower with another Subsidiary of Borrower and (iii) for any business combination of Borrower or one of its Subsidiaries with another Person, or any disposition of a Subsidiary of Borrower, which other Person or Subsidiary, as the case may be, meets the definition of “significant subsidiary” in Rule 1-02(w) of Regulation S-X of the SEC with respect to Borrower. In addition, Borrower shall not enter into any other transaction which would result in any Person other than Lender being deemed the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20.0% or more of the total number of Borrower’s shares of Common Stock issued and outstanding immediately following such transaction.
          5.1.4. Certain Business Activities. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, engage in any business or activity not permitted by all applicable laws and regulations, except for any unpermitted business or activity which would not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole.

          5.1.5. Loans. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, make any loans or advances, whether secured or unsecured, to any Person other than loans or advances made in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound business practices.
          5.1.6. Redemption of Capital Stock; Change in Capital Structure. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, redeem any of its capital stock or otherwise change its capital structure (except for (i) the issuance of Common Stock as provided in Section 2.8, (ii) the issuance of Common Stock pursuant to the Stock Purchase Agreement or contemplated by the Stock Purchase Agreement (including the transactions contemplated by Sections 5.18 and 5.19 of the Stock Purchase Agreement and (iii) the pre-emptive rights offering of up to 100 million shares of common stock to Borrower shareholders) where the same would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole.
          5.1.7. Distributions. So long as any principal, interest or other amounts are outstanding under this Agreement, Borrower shall not itself declare or pay any cash dividend or make (or otherwise become obligated to make) any other distribution in respect of its capital stock or other outstanding equity securities (including, without limitation, a stock dividend or stock split) other than dividends on (i) its preferred stock that has been issued to the U.S. Treasury pursuant to the Capital Purchase Program and (ii) its Common Stock in an amount not to exceed a quarterly dividend level of $0.01 per share; provided, however, that no such dividend shall be paid if an Event of Default or Potential Event of Default has occurred and is continuing, or if the declaration or payment of a dividend would result in the occurrence of an Event of Default or Potential Event of Default.
          5.1.8. Change in Capitalization. Borrower shall not itself: (i) change its authorized or issued capital stock (except as may be necessary to issue shares of Common Stock pursuant to the terms of this Agreement, in connection with an equity incentive plan in existence as of the date of this Agreement); (ii) grant any stock option or right to purchase shares of its capital stock (except pursuant to an equity incentive plan in existence as of the date of this Agreement); (iii) issue any security convertible into its capital stock; or (iv) purchase, redeem, retire or otherwise acquire any shares of its capital stock.
          5.1.9. Unsafe and Unsound Practices. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, engage in any unsafe or unsound business practice that would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole.
          5.1.10. Compliance with Loan Documents. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to, breach or fail to perform or observe any of the material terms and conditions of this Agreement, the Note, the Pledge Agreement or any other document or agreement entered into or delivered in connection with, or relating to, the Loan.
          5.1.11. USA Patriot Act Matters. Borrower shall not, nor shall it cause, permit or allow, any Subsidiary (a) to be or become subject at any time to any law, regulation, or list of any Government Agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or materially limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) to fail to provide documentary or other evidence of Borrower’s identity as may be reasonably requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

     5.2. Affirmative Covenants. Borrower agrees that until (i) it satisfies all of its obligations to Lender, including its obligations to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement, the Note, the Pledge Agreement and the other Loan Documents, or (ii) the Note is fully converted into shares of Common Stock pursuant to Section 2.8, it shall perform the covenants set forth below in this Section 5.2.
          5.2.1. Corporate Existence. Borrower shall at all times preserve and maintain its and its Subsidiaries’ corporate (or other entity) existence, rights, franchises and privileges, except to the extent the failure to do so would not have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole, and provided that any Depository Institution Subsidiary of Borrower may undergo a charter conversion (e.g., from a national banking association to a state-chartered institution or vice-versa) and Borrower or any other Subsidiary of Borrower may change its jurisdiction of organization.
          5.2.2. Maintain Property. Borrower shall at all times, and shall cause its Subsidiaries at all times to, maintain, preserve and keep its plant, properties and equipment in good repair, working order and condition, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto. Borrower shall permit Lender to examine and inspect such plant, properties and equipment at least once annually and with at least ten Business Days’ advance notice.
          5.2.3. Maintain Insurance. Borrower shall at all times, and shall cause its Subsidiaries at all times to, insure and keep insured in insurance companies of recognized financial responsibility, all insurable property owned by it which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers’, public and professional liability risks.
          5.2.4. ERISA Liabilities. Borrower shall at all times promptly pay and discharge, and shall cause its Subsidiaries at all times to promptly pay and discharge, all ERISA obligations and liabilities of a character which if unpaid or unperformed might result in the imposition of a material lien against any of its or their properties or assets and will promptly notify Lender of (i) the occurrence of any reportable event (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (“PBGC”) of any defined benefit plan within the meaning of Section 3(3) of ERISA (the “Plan”) covering any officers or employees of Borrower or any Subsidiary, any benefits of which are, or are required to be, guaranteed by PBGC, (ii) receipt of any notice from PBGC of its intention to seek termination of the Plan or appointment of a trustee therefor, and (iii) its intention to terminate or withdraw from the Plan. Borrower shall not, and shall cause its Subsidiaries to not, terminate any such Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.
          5.2.5. Financial Statements. Borrower shall at all times maintain and cause its Subsidiaries to maintain a system of accounting, on the accrual basis of accounting and in all material respects in accordance with GAAP, and shall furnish to Lender or its authorized representatives the following information:
               5.2.5.1. as soon as available, and in any event within ninety (90) days after the close of each of its fiscal years, a copy of the annual financial statements of Borrower, on a consolidated and consolidating basis, including balance sheet, statement of income and retained earnings, statement of cash flows, audited by Borrower’s Accountant, for the fiscal year then ended and such other financial information as Lender may reasonably request; and

               5.2.5.2. as soon as available, and in any event within forty five (45) days following the end of each quarter, a copy of the consolidated financial statements of Borrower regarding such quarter, including balance sheet, statement of income and retained earnings and statement of cash flows for the month then ended.
     Borrower represents and warrants to Lender that the financial statements delivered to Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of Borrower in all material respects. Borrower agrees to promptly advise Lender of any material adverse change in the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole, provided that furnishing such information to Lender is not prohibited by applicable laws and regulations and Lender agrees in writing not to disclose such information to any other person, except as required by law or regulation or as agreed to by Borrower, and provided further that a material adverse change shall not include the impact on Borrower and its Subsidiaries of any of the following: (a) changes in banking and similar laws of general applicability to depository institutions generally or interpretations thereof by Governmental Agencies, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) changes in GAAP or regulatory accounting requirements applicable to banks and their affiliates; (c) any modifications or changes to policies, practices or charges in accordance with GAAP; (d) changes in national or international political or social conditions including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or a personnel of the United States, unless it uniquely affects Borrower or its Subsidiaries; and (e) any change in the value of Borrower’s securities or loan portfolio, or any change in value of the deposits or borrowings of Borrower, resulting from a change in interest rates generally.
          5.2.6. Notice of Default. Borrower shall, promptly after becoming aware of the commencement thereof, give notice to Lender in writing of the occurrence of an Event of Default or Potential Event of Default provided that furnishing such information to Lender is not prohibited by applicable laws and regulations and Lender agrees in writing not to disclose such information to any other person, except as required by law or regulation or as agreed to by Borrower.
          5.2.7. Payment of Taxes. Borrower shall, and shall cause its Subsidiaries to, promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower or any of its Subsidiaries, upon the income, profits, or property of Borrower or any of its Subsidiaries, and all claims for labor, material or supplies which, if unpaid, might by law become a material lien or charge upon the property of Borrower or any of its Subsidiaries; provided, however, that Borrower or its Subsidiaries, as the case may be, shall not be required to pay any such tax, assessment, charge or claim, so long as the validity thereof is being contested in good faith by appropriate proceedings, and reserves therefor are maintained on the books of Borrower or any of its Subsidiaries, as the case may be.
          5.2.8. Filings with Governmental Agencies. Borrower shall file or cause to be filed in a timely manner (including any period of extension pursuant to Rule 12b-25 under the Exchange Act) all filings required of it and each of its Subsidiaries with all Governmental Agencies and cause such filings to be true and correct in all material respects.
          5.2.9. Books and Records. Borrower shall maintain or cause to be maintained its books, accounts and records and those of each of its Subsidiaries in the usual, regular and ordinary manner, on a basis consistent with prior years and in material compliance with any legal requirements.

          5.2.10. Compliance with Laws. Borrower shall comply and cause each of its Subsidiaries to comply with each federal, state, local, municipal, foreign, international or other administrative order, law, ordinance, principle of common law, regulation or statute, and each condition imposed by or undertaking provided to any Governmental Agency, applicable to it or to the conduct or operation of its respective business or the ownership or use of any of its respective assets, except where the failure to so comply would not have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole.
          5.2.11. Inspection Rights. Except to the extent prohibited by applicable laws and regulations, Borrower shall, and shall cause each Subsidiary to, permit Lender and its duly authorized representatives and agents to visit and inspect the corporate books and financial records of Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and each of its Subsidiaries with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision Borrower hereby authorizes such accountants to discuss with Lender the finances and affairs of Borrower and of each of its Subsidiaries) at such reasonable times and reasonable intervals as Lender may designate, provided, however, that this right shall not be exercised more than four times per year and only with 15 days’ prior notice so long as (a) Borrower shall be “adequately capitalized” in accordance with the rules and regulations of its primary federal regulator and (b) no Event of Default shall have occurred and be continuing, and provided, further, that Lender agrees to maintain the confidentiality of all information regarding Borrower and its Subsidiaries obtained as a result of the exercise of this right and through any other means, except as required otherwise by law or regulation, and that neither Borrower nor any of its Subsidiaries shall be required to make available to Lender any customer lists or other proprietary information unless such information is required by Lender to determine the financial condition of Borrower or any of its Subsidiaries or to determine the ability of either to meet its obligations hereunder.
          5.2.12. Reservation for Issuance. Borrower shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Note and the payment of a portion of the interest payment in Common Stock, a sufficient number of shares of Common Stock issuable upon the conversion of the Note from time to time outstanding.
          5.2.13. Conversion of Shares. Upon Lender notifying Borrower of its intent to convert the Note into shares of Common Stock pursuant to Section 2.8 Borrower shall issue the Shares of Common Stock to Borrower within three (3) Business Days.
          5.2.14. Exchange Listing. Borrower shall promptly use its reasonable best efforts to cause the shares of Common Stock to be issued pursuant to this Agreement and the shares of Common Stock reserved for issuance pursuant to the conversion of the Note or the payment of interest in Common Stock to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance (upon receipt of Shareholder Approval of such conversion), as promptly as practicable.
          5.2.15. Independent Loan Review. For each fiscal quarter beginning with the quarter ended March 31, 2010, Borrower shall engage an independent loan review firm acceptable to Lender to conduct a review and analysis of Borrower’s loan portfolio. The results of such review and analysis, which shall be completed prior to Borrower’s filing of its quarterly report on Form 10-Q with the SEC for each such quarter, shall be reflected in Borrower’s calculation of its Reserve for Loan and Lease Losses as of the end of the applicable quarter.

          5.2.16. Additional Information. Except to the extent it is prohibited from doing so by applicable laws or regulations, Borrower shall provide promptly to Lender other information concerning the business, operations, financial condition and regulatory status of Borrower and its Subsidiaries as Lender may from time to time reasonably request.
6. ADDITIONAL COVENANTS. Each of Borrower and Lender further agree with the other party as follows in this Section 6.
     6.1. Compliance Certificate. Borrower shall furnish Lender, at the same time as the quarterly financial reports referred to in Section 5.2.5, a quarterly compliance certificate in the form attached as Exhibit D hereto, which certificate shall state that (a) Borrower is in compliance in all material respects with all covenants contained in this Agreement, (b) that no Event of Default has occurred or is continuing, or, if there is any such event, describing such event, the steps, if any, that are being taken to cure it, and the time within which such cure will occur and (c) all representations and warranties made by Borrower herein continue to be true as of the date of such certificate. Such quarterly compliance certificate shall be signed by the President or Chief Financial Officer of Borrower and shall also contain, in a form and with such specificity as is reasonably satisfactory to Lender, a computation of the financial covenants set forth in Section 7 hereof and such additional information as Lender shall have reasonably requested by Borrower prior to the submission thereof.
     6.2. Proceedings. Promptly after receiving knowledge thereof, notice in writing of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, actions, suits and proceedings) that are initiated by, or brought before, any court or Governmental Agency, in connection with Borrower or any Subsidiary, other than litigation not involving the OTS, the FDIC or the FRB, which, if adversely decided, would not have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole.
     6.3. Lender Expenses. Whether or not any Loan is made, Borrower will (a) pay all reasonable costs and expenses of Lender incident to the transactions contemplated by this Agreement including, without limitation, all costs and expenses incurred in connection with the preparation, negotiation and execution of the Loan Documents, or in connection with any modification, amendment, alteration, or the enforcement of this Agreement, the Note or the other Loan Documents, including, without limitation, Lender’s out-of-pocket expenses and the charges and disbursements to counsel retained by Lender, and (b) pay and save Lender and all other holders of the Note harmless against any and all liability with respect to amounts payable as a result of (i) any taxes which may be determined to be payable in connection with the execution and delivery of this Agreement, the Note or the other Loan Documents or any modification, amendment or alteration of the terms or provisions of this Agreement, the Note or the other Loan Documents, other than income taxes, (ii) any interest or penalties resulting from nonpayment or delay in payment of such expenses, charges, disbursements, liabilities or taxes, and (iii) any income taxes in respect of any reimbursement by Borrower for any of such violations, taxes, interests or penalties paid by Lender. The obligations of Borrower under this Section 6.3 shall survive the repayment in full of the Note, the conversion of the Note or the termination of this Agreement. Any of the foregoing amounts incurred by Lender and not paid by Borrower within ten days after demand for payment shall bear interest from the date incurred at the rate equal to 18.00% per annum and shall be deemed part of Borrower’s Liabilities hereunder.
     6.4. Retain Certain Qualified Executive Officers. Lender shall use its commercially reasonable best efforts to identify and retain, as promptly as practicable, a qualified Chief Financial Officer and a qualified Chief Credit Officer. Prior to hiring any such executive officer, Borrower shall provide information about the candidate to Lender and afford Lender at least ten Business Days to review such information and provide input to Lender with respect to such candidate.
7. FINANCIAL COVENANTS.
     7.1. Capitalization. Borrower shall cause Bank to maintain such capital as may be necessary to cause Bank to be classified as “well capitalized” in accordance with the rules and regulations of Bank’s primary federal regulator, as in effect from time to time, and, except as otherwise set forth in Section 7.3, consistent with the financial information and reports contemplated in Section 5.2.5 hereof.
     7.2. Nonperforming Asset Ratio. Borrower shall cause Bank to maintain at all times the ratio of (a) Nonperforming Assets to (b) the sum of total shareholders’ equity and Reserve for Loan and Lease Losses at not more than 50%. The ratio set forth in this Section 7.2 shall be calculated quarterly beginning with the quarter ended June 30, 2010, shall be derived from the quarterly report filed with Bank’s primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 5.2.5 hereof.
     7.3. Loan Loss Reserve. Borrower shall cause Bank at all times to maintain its Reserve for Loan and Lease Losses at an amount considered to be adequate in accordance with GAAP. In addition, as of the end of each quarterly period, Borrower shall cause Bank to calculate its Pro Forma Reserve for Loan and Lease Losses, which amount shall be used for purposes of calculating the Bank’s compliance with the covenants in Section 7.1 and Section 7.4. The covenant set forth in the immediately preceding sentence of this Section 7.3 shall be calculated quarterly beginning with the quarter ended June 30, 2010.
     7.4. Return on Assets. For each quarterly period beginning with the quarter ending June 30, 2010, through the quarter ending June 30, 2011, Borrower shall cause Bank to maintain, on an annualized basis, a return on Average Total Assets of not less than 0.25%. For each quarterly period thereafter, Borrower shall cause Bank to maintain, on an annualized basis, a return on Average Total Assets of not less than 0.65%. The covenant set forth in this Section 7.4 shall be calculated quarterly beginning with the quarter ended June 30, 2010, shall be derived from the quarterly report filed by Bank with its primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 5.2.5; provided, however, that in computing Bank’s return on Average Total Assets for any given quarter, Bank shall adjust the net income reported in the applicable quarterly report to reflect the amount of net income that would have been reported if Bank had used the Pro Forma Reserve for Loan and Lease Losses instead of the actual Reserve for Loan and Lease Losses to prepare such quarterly report.
     7.5. Additional Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
          7.5.1. “Average Total Assets” shall have the same meaning as the definition provided in, and shall be determined in accordance with, the rules and regulations of Bank’s primary federal regulator.
          7.5.2. “Nonperforming Assets” shall mean, with respect to Bank, the sum of all other real estate owned and repossessed assets, non-accrual loans, restructured loans and loans on which any payment is 90 or more days past due but which continue to accrue interest.
          7.5.3. “Pro Forma Reserve for Loan and Lease Losses” shall mean the greater of: (i) the Reserve for Loan and Lease Losses; and (ii) the sum of (1) 50% of Nonperforming Assets and (2) 1.20% of the Total Loans Outstanding.

          7.5.4. “Reserve for Loan and Lease Losses” shall mean the amount of reserves for loan and lease losses set forth in the applicable quarterly report filed by Bank with its primary federal regulator, which shall be consistent with the financial information and reports contemplated in Section 5.2.5 hereof.
          7.5.5. “Total Loans Outstanding” shall mean the gross amount of loans set forth in the applicable quarterly report filed by Bank with its primary federal regulator, which shall be consistent with the financial information and reports contemplated in Section 5.2.5 hereof.
8. BORROWER’S DEFAULT.
     8.1. Events of Default and Lender’s Remedies.
          8.1.1. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:
               8.1.1.1. Borrower fails to pay, when due, any principal of or, within five Business Days after the due date, any installment of interest on the Note; or
               8.1.1.2. Borrower fails to pay, when due, any other amount payable under this Agreement, the Notes (other than principal or interest) or any other Loan Document, and such failure continues for a period of five Business Days after notice thereof from Lender to Borrower; or
               8.1.1.3. Borrower materially fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under this Agreement not expressly referred to in another clause of this Section 8.1 and such failure continues for a period of 30 days after notice thereof from Lender to Borrower; or
               8.1.1.4. Any “Event of Default” or “Default” as defined under, or a default or breach in any respect by Borrower of any representation, warranty, covenant or agreement under, any of the Loan Documents occurs and is continuing 30 days after notice thereof from Lender to Borrower; or
               8.1.1.5. Any representation, warranty or certification made in this Agreement by Borrower or otherwise made in writing in connection with or as contemplated by this Agreement or any of the other Loan Documents by Borrower shall be or become materially incorrect or false, or any representation to Lender by Borrower as to the financial condition or credit standing of Borrower is or proves to be false or misleading in any material respect as of the time when given and such incorrect, false or misleading condition continues uncured for 30 days after written notice thereof from Lender to Borrower; or
               8.1.1.6. There occurs a material adverse change in the financial condition of Borrower that, in the reasonable judgment of Lender, is reasonably likely to cause a payment default under a Loan as of the next interest or principal payment date; or
               8.1.1.7. The dissolution of Borrower; or
               8.1.1.8. The execution by Borrower of any secondary or additional financing agreements or arrangements of any kind whatsoever secured, in whole or in part, by all or any part of or interest in any Collateral; or

               8.1.1.9. Any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender or Borrower from performing any of their obligations under this Agreement or any of the Loan Documents, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within 60 days after the granting of such decree or order; or
               8.1.1.10. The filing of formal criminal charges by any governmental or quasi-governmental entity, including, without limitation, the issuance of an indictment, under a RICO Related Law against Borrower or Bank; or
               8.1.1.11. Final judgment or judgments for the payment of money in an amount in excess of $2.0 million is or are outstanding against Borrower or against any of its property or assets, and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or
               8.1.1.12. The OTS, the FDIC, the FRB or other Governmental Agency charged with the regulation of bank holding companies or depository institutions issues to Borrower or Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from Borrower or Bank, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding setting forth a material restriction or directive, a capital directive, a capital restoration plan, restrictions that prevent the payment of dividends by Bank, or the payments of any debt by Borrower, restrictions that make the payment of the dividends by Bank, or the payment of debt by Borrower subject to prior regulatory approval, a notice or finding under Section 8(a) of the FDI Act, or any similar enforcement action, measure or proceeding, the effect of which is, in the reasonable judgment of Lender, a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole; or
               8.1.1.13. Bank is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for Bank; or
               8.1.1.14. Borrower or Bank becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business; or if a trustee of any substantial part of the assets of Borrower or Bank is applied for or appointed, and if appointed in a proceeding brought against Borrower, Borrower by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment, or within 60 days after such appointment, such appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or
               8.1.1.15. Any proceedings involving Borrower or Bank are commenced by or against Borrower or Bank under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government and, with respect to Borrower only, if such proceedings are instituted against Borrower, Borrower by any action or failure to act indicates its approval of, consent to or acquiescence therein, or an order shall be entered approving the petition in such proceedings and within 60 days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

               8.1.1.16. Borrower applies for, consents to or acquiesces in the appointment of a trustee, receiver, conservator or liquidator for itself under Chapter 7 or Chapter 11 of the Bankruptcy Code (the “Code Provisions”), or in the absence of such application, consent or acquiescence, a trustee, conservator, receiver or liquidator is appointed for Borrower under the Code Provisions, and is not discharged within 60 days, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution, liquidation, or conservatorship proceeding is instituted by or against Borrower under the Code Provisions, and if instituted against Borrower, is consented or acquiesced in by it or remains for 60 days undismissed, or if Borrower is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Code Provisions; or
               8.1.1.17. Bank applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for Bank, and is not discharged within 60 days; or
               8.1.1.18. Thirty days after notice thereof, Borrower or any Subsidiary continues to be in default in any payment of principal or interest for any other obligation or in the performance of any other term, condition or covenant contained in any agreement (including, without limitation, an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such obligation is created the effect of which default is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity, except where such an acceleration of maturity would not have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole; or
               8.1.1.19. The Pledged Subsidiary Shares are attached, seized, subjected to a writ of distress warrant, or is levied upon or becomes subject to any lien, claim, security interest or other encumbrance of any kind, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or
               8.1.1.20. Borrower fails to issue to Lender the shares of Common Stock pursuant to Section 5.2.13.
          8.1.2. Lender’s Remedies. Upon the occurrence of any Event of Default, Lender shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Lender by law or equity or the terms of any Loan Document, to do any or all of the following, concurrently or successively, without notice to Borrower:
               8.1.2.1. Declare the Note to be, and they shall thereupon become, immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding;
               8.1.2.2. Terminate Lender’s obligations under this Agreement to extend credit of any kind or to make any disbursement, whereupon the commitment and obligation of Lender to extend credit or to make disbursements hereunder shall terminate; or
               8.1.2.3. Exercise all of its rights and remedies at law, in equity and/or pursuant to any or all Collateral Documents, including foreclosing on the Collateral.

     8.2. Protective Advances. If an Event of Default occurs, Lender may (but shall in no event be required to) cure any such Event of Default and any amounts expended by Lender in so doing, as determined by Lender in its sole and absolute discretion, shall (a) be deemed advanced by Lender under an obligation to do so regardless of the identity of the Person or Persons to whom such funds are furnished, (b) constitute additional advances hereunder, the payment of which is additional indebtedness evidenced by the Note, and (c) become due and owing, at Lender’s demand, with interest accruing from the date of disbursement thereof until fully paid at the Default Rate. Lender may, in its sole and absolute discretion, require that any amounts due and owing by Borrower to Lender pursuant to this Section 8.2 be satisfied by delivering to a number of shares of Common Stock equal to the quotient obtained by dividing (i) the amount due and owing by Borrower to Lender pursuant to this Section 8.2 by (ii) the Conversion Price.
     8.3. Other Remedies. If any Event of Default shall occur and be continuing, Lender may, in addition to any other rights and remedies hereunder, exercise any and all remedies provided in any of the other Loan Documents and other related documents.
     8.4. No Lender Liability. To the extent permitted by law, Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, which was taken, omitted or made in good faith, other than any loss, damage, injury, cost or expense arising by reason of the willful misconduct or gross negligence of Lender or any of its Affiliates.
     8.5. Lender’s Fees and Expenses. In case of any Event of Default hereunder, Borrower shall pay Lender’s reasonable fees and expenses including, without limitation, attorneys’ fees and expenses, in connection with the enforcement of this Agreement or any of the other Loan Documents or other related documents.
9. MISCELLANEOUS.
     9.1. Release; Indemnification. Borrower hereby releases Lender from any and all causes of action, claims or rights which Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from (a) any failure of Lender to protect, enforce or collect in whole or in part any of the Collateral and (b) any other act or omission to act on the part of Lender, its officers, agents or employees, except in each instance for willful misconduct or gross negligence, and except for any breach by Lender of this Agreement or any other Loan Document. Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses) which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of Lender’s Affiliates in connection with, arising from or relating to Lender’s entering into or carrying out the terms of this Agreement or being the holder of the Note, other than any loss, liability, damage, suit, claim, expense, fees or costs arising solely by reason of Lender’s or any of Lender’s Affiliates’ willful misconduct or gross negligence. This section shall survive the termination of this Agreement.
     9.2. Assignment and Participation. Lender may pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein (provided Lender acts as agent for any participants, except as provided below) or in any of its rights and security hereunder, including, without limitation, the Note. Lender may also assign all or any part of the Loan and Lender’s obligations in connection therewith to one or more commercial banks or other financial institutions or investors with the consent of Borrower, which consent shall not be unreasonably withheld (each an “Assignee

Lender”). Lender shall notify Borrower in advance of the identity of any proposed Assignee Lender. Upon delivery to Borrower of an executed copy of the Assignee Lender’s assignment and acceptance (a) each such Assignee Lender shall be deemed to be a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender, such Assignee Lender shall have the rights and obligations of Lender hereunder and under the other Loan Documents and other related documents (b) Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Loan Documents (including, without limitation, the obligation to fund the Assignee Lender’s share of the Loans) and other related documents, except for any liability from actions or omissions of Lender occurring prior to such assignment. Within five Business Days after receipt of a copy of the executed assignment and acceptance document, Borrower shall execute and deliver to Lender a new Note or Notes, as applicable (for delivery to the relevant Assignee Lender), evidencing such Assignee Lender’s assigned portion of the Loans and a replacement Note or Notes, as applicable, in the principal amount of the Loans retained by Lender (such Note to be in exchange for, but not in payment of, the Note then held by Lender). Such Note shall be dated the date of the predecessor Note. Lender shall mark the predecessor Note “exchanged” and deliver it to Borrower. Accrued interest on that part of the predecessor Note evidenced by the new Note, and accrued fees, shall be paid as provided in the assignment agreement between Lender and to the Assignee Lender. Accrued interest on that part of the predecessor Note evidenced by the replacement Note shall be paid to Lender. Accrued interest and accrued fees shall be so apportioned between the Notes and paid at the same time or times provided in the predecessor Note and in this Agreement. Borrower authorizes Lender to disclose to any prospective Assignee Lender any financial or other information pertaining to Borrower or the Loans, provided that such prospective Assignee Lender agrees in writing not to disclose such information to any other Person, except as required by law or regulation or as agreed to by Borrower. In addition, Borrower agrees that, if so requested by Lender, Borrower will cause all insurance policies, binders and commitments (including, without limitation, casualty insurance and title insurance) required by the Loan Documents or other related documents to be delivered to Lender to name the Assignee Lender as an additional insured or obligee, as Lender may request. Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 9.2, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents and other related documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from its obligations thereunder.
     9.3. Prohibition on Assignment. Borrower shall not assign or attempt to assign its rights under this Agreement, either voluntarily or by operation of law.
     9.4. Time of the Essence. Time is of the essence of this Agreement.
     9.5. No Waiver. No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by Lender, and any such waiver shall be effective only to the extent set forth in such writing. No failure to exercise or delay in exercising, by Lender or any holder of the Note, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Lender to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder.

Failure on the part of Lender to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lender of its rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.
     9.6. Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.
     9.7. Usury; Revival of Liabilities. All agreements between Borrower and Lender (including, without limitation, this Agreement and any other Loan Documents) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under the laws of the State of Illinois. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the laws of the State of Illinois, and if for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful, such interest shall be applied to the payment of the last maturing installment or installments of the indebtedness secured by the Collateral (whether or not then due and payable) and not to the payment of interest. To the extent that Lender received any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Lender and applied on account of Borrower’s Liabilities; provided, however, if Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.
     9.8. Notices. Any notice which either party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:

if to Borrower:	Anchor Bancorp Wisconsin Inc.
25 West Main Street
Madison, Wisconsin 53703
	Telephone:	(608) 252-8700
	Fax:	(608) 252-8783
	Email:	mtimmerman@anchorbank.com
	Attn:	Mark Timmerman

if to Lender:	Badger Anchor Holdings, LLC
c/o Badger Capital, LLC
1629 Colonial Parkway
Inverness, Illinois 60067
	Telephone:	(847) 991-6622
	Fax:	(847) 991-5928
	Email:	shovde@hovde.com
	Attn:	Steven D. Hovde
or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier.
     9.9. Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that, unless Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall confer any rights on any assignee of Borrower.
     9.10. No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of Lender, shall be deemed to make Lender a partner or joint venturer with Borrower.
     9.11. Brokerage Commissions. Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, lost profits, demands, litigation, defenses, costs, judgments, suits, proceedings, damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses), consequential or otherwise, which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of its Affiliates in connection with, arising out of or relating to any claim of a broker’s or finder’s fee against Lender or any Person in connection with the transaction herein contemplated arising out of or relating to Borrower’s or Lender’s action or inaction.
     9.12. Publicity. Except in accordance with its obligations under the Exchange Act, Borrower shall not publicize any Loan without the prior written consent of Lender.
     9.13. Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form and substance satisfactory to Lender.
     9.14. Additional Assurances. Borrower agrees that, at any time or from time to time, upon the written request of Lender, it will execute all such further documents and do all such other acts and things as Lender may reasonably request to effectuate the transaction herein contemplated.
     9.15. Entire Agreement. This Agreement and the Disclosure Schedule and Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. In entering into this Agreement neither party has relied upon any representation, warranty, covenant, obligation or other agreement that is not set forth herein or in the other Loan Documents.
     9.16. Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois. Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.
     9.17. Forum; Venue. To induce Lender to accept this Agreement and the other Loan Documents, Borrower irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to this Agreement or the other Loan Documents shall be litigated only in courts having suits within Chicago, Illinois. Borrower hereby consents and submits to the jurisdiction of any local, state, or federal court located within said city. Borrower hereby waives any right it may have to transfer or change the venue of any litigation brought against Borrower by Lender.
     9.18. No Third Party Beneficiary. This Agreement is made for the sole benefit of Borrower and Lender, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.
     9.19. Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.
     9.20. Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
     9.21. Knowledge; Discretion. All references herein to a party’s best knowledge shall be deemed to mean the best knowledge of such party based on commercially reasonable inquiry. All references herein to Borrower’s knowledge shall be deemed to refer to the knowledge of Borrower and each Subsidiary. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Lender, to the making of a determination or designation by Lender, to the application of Lender’s discretion or opinion, to the granting or withholding of Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Lender, or otherwise involving the decision making of Lender, shall be deemed to mean that Lender shall decide unilaterally using its sole and absolute discretion or judgment.
     9.22. Lender’s Representations and Warranties. Lender hereby represents and warrants to Borrower that this Agreement and the other Loan Documents have been duly authorized, executed and delivered, and are the legal, valid and binding obligations of Lender, enforceable in accordance with their terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or affecting the rights of creditors generally, by general principles of equity and by federal or state securities laws or the public policy underlying such laws.
[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY — SIGNATURE PAGE FOLLOWS]

WAIVER OF RIGHT TO JURY TRIAL. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE AGREEMENT AND THE OTHER LOAN DOCUMENTS (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ANCHOR BANCORP WISCONSIN INC.
By:
Name:
Title:

BADGER ANCHOR HOLDINGS, LLC By: BADGER CAPITAL, LLC, ITS MANAGER

By:
Name:
Title:

S-1

EXHIBIT A

FORM OF NOTE

$110,000,00	Chicago, Illinois
, 2010

     FOR VALUE RECEIVED, the undersigned, ANCHOR BANCORP WISCONSIN INC., a Wisconsin corporation (“Borrower”), promises to pay to the order of BADGER ANCHOR HOLDINGS, LLC, a Delaware limited liability company, or the holder hereof from time to time (“Lender”), at such place as may be designated in writing by Lender, the principal sum of ONE HUNDRED TEN MILLION DOLLARS ($110,000,000), with interest thereon as hereinafter provided. This note (this “Note”) is issued pursuant to the terms of a Loan Agreement of even date herewith by and between Borrower and Lender, as amended, restated, supplemented or modified from time to time, the “Loan Agreement”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Loan Agreement.
     Interest shall accrue on all sums as advanced and outstanding from time to time under this Note and Loan Agreement as set forth in the Loan Agreement, and such interest shall be due and payable on the last day of each March, June, September and December as set forth in the Loan Agreement, commencing on the first such date following the Closing. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds; provided, however, that a portion of each interest payment may be paid in shares of Borrower common stock as set forth in the Loan Agreement.
     The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable on the Maturity Date. Additional principal payments shall be made in accordance with the provisions of the Loan Agreement.
     This Note is convertible into shares of Common Stock as set forth in the Loan Agreement.
     This Note is issued pursuant to the terms of the Loan Agreement and is secured by and entitled to the benefits of, among other things, the Term Collateral Documents. In case an Event of Default shall occur and be continuing, the principal of this Note together with all accrued interest thereon may, at the option of the holder hereof, immediately become due and payable on demand; provided, however, that if any document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document.
     Unless otherwise provided in the Loan Agreement, all payments on account of the indebtedness evidenced by this Note shall be first applied to the payment of costs and expenses of Lender which are due and payable, then to past-due interest on the unpaid principal balance and the remainder to principal.
     If any interest payment required hereunder is not received by Lender on or before the tenth day following the date it becomes due, Borrower shall pay, at Lender’s option, a late or collection charge equal to 5.00% of the amount of such unpaid interest payment.
     From and after the Maturity Date, or such earlier date as all sums owing on this Note become due and payable by acceleration or otherwise, or after the occurrence of an Event of Default, interest shall be computed on all amounts then due and payable under this Note at a “Default Rate” equal to 300 basis points per annum (based on a 360-day year and charged on the basis of actual days elapsed) in excess of the interest rate otherwise accruing under this Note.

     If any attorney is engaged by Lender to enforce or defend any provision of this Note or any of the other Loan Documents, or as a consequence of any Event of Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys’ fees and expenses, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and expenses had been added to the principal.
     No previous waiver and no failure or delay by Lender or Borrower in acting with respect to the terms of this Note or any of the other Loan Documents shall constitute a waiver of any breach, default or failure of condition under this Note, the Loan Agreement or any of the other Loan Documents or the obligations secured thereby. A waiver of any term of this Note or any of the other Loan Documents or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the Loan evidenced by this Note, the terms of this Note shall prevail.
     Except as otherwise provided in the Loan Agreement, Borrower expressly waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of late charges, and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note. In addition, Borrower expressly agrees that this Note and any payment coming due hereunder may be extended from time to time without in any way affecting the liability of any such party hereunder.
     Time is of the essence with respect to every provision hereof. This Note shall be construed and enforced in accordance with the laws of the State of Illinois, except to the extent that federal laws preempt the laws of the State of Illinois, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any Federal or State court within the State of Illinois having proper venue and also consent to service of process by any means authorized by Illinois or Federal law. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be to reasonable fees and expenses and to include all reasonable fees and expenses of third-party attorneys and the reasonable fees and expenses of any other experts or consultants.
     All agreements between Borrower and Lender (including, without limitation, this Note and the Loan Agreement, and any other documents securing all or any part of the indebtedness evidenced hereby) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, the Loan Agreement or any other documents securing all or any part of the indebtedness evidenced hereby at the time performance of such provisions shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under such applicable laws, and if, for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal of this Note (whether or not then due and payable) and not to the payment of interest or refunded to Borrower if such principal has been paid in full.
     Any notice which either party hereto may be required or may desire to give hereunder shall be governed by the notice provisions of the Loan Agreement.

BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (ii) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE LOAN DOCUMENTS, AND (iii) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.
     IN WITNESS WHEREOF, the undersigned has executed this Note or caused this Note to be executed by its duly authorized representative as of the date first above written.

ANCHOR BANCORP WISCONSIN INC.
By:
Name:
Title:

EXHIBIT B
FORM OF PLEDGE AND SECURITY AGREEMENT

B-1

EXHIBIT C
FORM OF OPINION OF BORROWER’S COUNSEL

C-1

EXHIBIT D
FORM OF QUARTERLY COMPLIANCE CERTIFICATE
for the Quarter Ended
     The undersigned, the                                          of Anchor Bancorp Wisconsin Inc. (“Borrower”), hereby delivers this certificate pursuant to Section 6.1 of that certain Loan Agreement dated as of                           , 2009, between Borrower and Badger Anchor Holdings, LLC (as amended, the “Agreement”) and certifies as of the date hereof as follows:
     1. Attached hereto are the quarterly financial reports described in Section 5.2.5.2 of the Agreement for the above-referenced quarter.
     2. Borrower is in compliance in all material respects with all covenants contained in the Agreement, and has provided a detailed calculation, as of the above-referenced quarter-end, of the financial covenants set forth in Section 7 of the Agreement on Annex A attached hereto.
     3. No Event of Default has occurred or is continuing under the Agreement. [Or, if incorrect, provide detail regarding the Event of Default and the steps being taken to cure it and the time within which such cure will occur.]
     Capitalized terms in this Quarterly Compliance Certificate that are otherwise undefined shall have the meanings given them in the Agreement.
Dated: [INSERT DATE]

ANCHOR BANCORP WISCONSIN INC.

By:
Name:
Title:

D-1

ANNEX A
to
QUARTERLY COMPLIANCE CERTIFICATE

[DISCLOSURE SCHEDULES TO BE ATTACHED]

H-1